Exhibit 10.4.53
COMPENSATION ARRANGEMENTS WITH EXECUTIVE OFFICERS
     Certain of the executive officers of Harris Interactive Inc. (the “Company”) including Messrs. Allsop, Bayer, Novak, Salluzzo, Terhanian, and Vaden, have Employment Agreements with the Company which provide for their respective base salaries and target bonuses, subject to adjustment from time to time in the discretion of the Compensation Committee of the Board of Directors. Their respective salaries and target bonuses for fiscal 2008 have not been adjusted and are shown below in the Executive Officer Compensation Table (“Table”). The bonus actually received by each of them for fiscal 2007 is also shown in the Table.
     The remaining executive officers, including Messrs. Bhame, Millard, and Narowski and Mss. Binns and O’Neill, do not have employment agreements. Under the Company’s arrangements with them, their respective salaries and target bonuses for fiscal 2008, as well as the bonus actually received by each of them for fiscal 2007, are shown below in the Table.
     The Company has two bonus plans in which its executive officers, together with other employees, participate including a Corporate Bonus Plan and a Business Unit Bonus Plan.
     Under the Corporate Bonus Plan, for fiscal 2008 a fixed dollar pool for all participants of $945,000 is established. The actual payout from the pool increases or decreases based upon achievement of pre-set levels of “Adjusted EBITDA” (EBITDA adjusted to remove the effect of non-cash stock-based compensation expense). Each participant in the Corporate Bonus Plan is allocated a specified percentage of the pool. In order for a participant in the Corporate Bonus Plan to achieve his full personal target bonus, Adjusted EBITDA would have to be 4% greater than budget. Based upon better or worse performance, bonus payouts can increase or decrease. Absent any discretionary allocation, 64% of targeted bonus pool is payable if performance is equal to budget and no bonus is payable if performance is less than 90% of budget.
     Under the Business Unit Bonus Plan for fiscal 2008, individual metrics are established for each participant. In general, 25% of each participant’s bonus is determined based upon the same Company-wide Adjusted EBITDA results as are applicable under the Corporate Bonus Plan. In addition, 65% of bonus is earned by achievement of budgeted operating income for the particular business unit with which the officer is associated, and 10% of the bonus is based upon evaluation of performance against individual management objectives. Within the Business Unit Bonus Plan bonuses may be increased or decreased by set percentages based upon client satisfaction scores for the business unit with which a particular officer is associated.
     Up to $850,000 under all of the Company’s bonus plans is available to be awarded to the participants in any of those plans in the discretion of the Chief Executive Officer, subject in the case of executive officers to approval by the Compensation Committee. The Compensation Committee of the Board of Directors also reserves the right to increase the payouts that would otherwise be applicable.

EXECUTIVE OFFICER COMPENSATION TABLE

			FY2008
	FY2007 Actual	FY2008 Bonus	Applicable Bonus	FY2008
Executive Officer	Bonus Payout	Target	Plan	Salary
Dee T. Allsop	$7,500	$75,000	Business Unit	$275,000
Leonard R. Bayer	$51,866	$135,000	Corporate	$330,000
Dennis K. Bhame	$23,052	$60,000	Corporate	$205,000
Katherine Binns	$6,500	$65,000	Business Unit	$210,000
Richard Millard	$55,000 *	$65,000	Business Unit	$200,000
Eric W. Narowski	$12,000	$30,000 **	Corporate	$155,000
Gregory T. Novak	$96,048	$250,000	Corporate	$500,000
Michelle F. O’Neill	$10,000	$65,000	Business Unit	$235,000
Ronald E. Salluzzo	$57,629	$150,000	Corporate	$335,000
George H. Terhanian	$71,197	$100,000	Business Unit	$299,000
David B. Vaden	$94,294	$150,000	Business Unit	$350,000

*	Corrected From Amount Previously Reported

**	Increased Over Amount Previously Reported